Investor Contact:
Jody Burfening / Chris Witty
Lippert/Heilshorn & Associates, Inc.
(212) 201-6609
cwitty@lhai.com


FOR IMMEDIATE RELEASE

                     MSGI CLARIFIES PILOT PROGRAM WITH NYPD


NEW YORK, NY, September 26, 2005 - MSGI Security Solutions, Inc. (Nasdaq: MSGI), a leading provider of proprietary security products and services, today clarified the status of its pilot program with the New York City Police Department.

According to Chairman and CEO Jeremy Barbera, MSGI was asked by a Commanding Officer of the NYPD Transit Police to develop a covert surveillance solution for New York's subway stations, and the company signed a 60 day agreement for a pilot program. Both MSGI and the NYPD Transit Police operated in good faith, with the highest possible integrity, in regards to this program. However, in the process of rapidly deploying the system, there was evidently some miscommunication within the police department. While MSGI has not received notice of cancellation from the NYPD Transit Police, the company understands that the project is on hold until such time as proper authorization is obtained.

Furthermore, it is the company's understanding that the quality of its system is not in question. MSGI's products apparently worked flawlessly and led to at least one immediate arrest. MSGI sincerely hopes that the NYPD administrative issues can be resolved so that the company can redeploy the system as soon as practical. In the interim, MSGI is contacting other transit systems in major metropolitan markets to offer the same covert surveillance product successfully tested in New York.

About MSGI Security Solutions, Inc.
MSGI Security Solutions, Inc. is a leading provider of proprietary security products and services to commercial and governmental organizations worldwide, including the U.S. Department of Homeland Security, with a focus on cutting-edge encryption technologies for surveillance, intelligence monitoring, and data protection. From its offices in the U.S. and Europe, the company serves the needs of counter-terrorism, public safety, and law enforcement agencies. More information on MSGI is available on the company's website at www.msgisecurity.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels and other factors could cause actual results to differ materially from the Company's expectations.